UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2012

M/A-COM Technology Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35451	27-0306875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Chelmsford Street Lowell, Massachusetts		01851
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 656-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2012, John Croteau was appointed as President of M/A-COM Technology Solutions Holdings, Inc. (the “Company”), effective October 1, 2012.

Mr. Croteau, 51, joins the Company from NXP Semiconductors N.V. (“NXP”), a provider of mixed signal solutions and standard products, where he had previously served as the senior vice president and general manager of its High Performance RF Business since November 2009. From May 2008 to November 2009, Mr. Croteau served as senior vice president and general manager of NXP’s Power & Lighting business line. Prior to joining NXP, Mr. Croteau held numerous product management positions at Analog Devices, Inc. (“ADI”), a high-performance semiconductor company, including general manager and product line director for ADI’s Convergent Platforms and Services Group as well as the Integrated Audio Group and Computer Segment.

The Company entered into an offer of employment dated September 6, 2012 with Mr. Croteau (the “Offer Letter”). The Offer Letter provides that Mr. Croteau will receive an annual base salary of $500,000, subject to annual adjustments. Mr. Croteau will also be eligible to participate in the Company’s bonus plan based on performance criteria established by the Board of Directors, with a target bonus of 57.5% of his annual base salary with a possible maximum payout of up to 115% of his annual base salary. He will also be entitled to participate in all employee benefit plans and programs generally available to the Company’s executives.

Upon commencement of employment with the Company, Mr. Croteau will be granted the following equity awards under the Company’s 2012 Omnibus Incentive Plan: (i) $800,000 of restricted stock units (“RSUs”) (the “First Grant”), and (ii) $1,225,000 of RSUs (the “Second Grant”), each based on the average closing price of the Parent’s common stock on the Nasdaq Global Select Market for the fifteen days immediately prior to Mr. Croteau’s start date with the Company. The RSUs are subject to vesting restrictions lapsing in various annual increments through 2015 subject to Mr. Croteau’s continued employment with the Company.

The Employment Agreement provides that if Mr. Croteau is terminated by the Company involuntarily for any reason other than for “Cause” or resigns for “Good Reason” (each as defined in the Offer Letter), he will receive: (A) a continuation of his monthly salary for 12 months; (B) the bonus payment that would have been paid to him in accordance with the terms and conditions of the Company’s then active bonus plan for the year in which he was terminated, prorated based on the portion of the bonus period he was employed by the Company; (C) reimbursement of medical and dental premiums for 12 months; (D) immediate vesting of all unvested RSUs subject to the First Grant; and (E) immediate vesting of any other outstanding equity awards that would have vested had he remained employed by the Company for the 12 month period following the termination date. In addition, if Mr. Croteau is subject to an Involuntary Termination within six months following a “Change in Control” (as defined in the Offer Letter), in addition to the benefits set forth above, any unvested RSUs subject to the Second Grant and any equity grant made to Mr. Croteau in May 2013 will immediately vest.

During his employment with the Company and during any severance period, Mr. Croteau will be restricted from participating in certain competitive businesses and from soliciting customers and suppliers of the Company.

The above summary of the Offer Letter is qualified by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Offer of Employment to John Croteau, dated September 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Dated: September 7, 2012	By:	/s/ Chuck Bland

Chuck Bland
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer of Employment to John Croteau, dated September 6, 2012.